The Scotts Miracle-Gro Company NEWS

ScottsMiracle-Gro to Sell its Global Professional Business to ICL
In All-Cash Transaction Valued at $270 Million
Sale expected to close in second quarter of FY 2011

MARYSVILLE, Ohio (December 7, 2010) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced today that it has received a binding offer from ICL (TASE: ICL) to acquire the shares and substantially all the assets of ScottsMiracle-Gro’s Global Professional business for $270 million (US), subject to certain adjustments at closing, in an all-cash transaction.

“Today’s announcement is another step in our strategy to become a more focused consumer business,” said Jim Hagedorn, chairman and chief executive officer, ScottsMiracle-Gro. “Over the past two years, we have evolved our business portfolio to better leverage growth opportunities within our Global Consumer segment, allowing us to better drive shareholder value.

“While we are proud of the efforts that our Global Professional team has put forward over the years, we believe their ability to continue driving growth will be enhanced by being part of ICL, which has articulated a clear vision to invest in this business and support its growth.”

The Global Professional business markets professional products to commercial nurseries and greenhouses for ornamental horticulture; sports fields, golf courses and public parks for professional turf applications; and specialty agriculture in North America, Europe, the Middle East, Africa, Latin America and Asia-Pacific. The U.S. professional seed business is not included in this offer.

The proposed sale is expected to close in the Company’s second quarter of fiscal 2011, subject to regulatory review and the satisfaction of certain conditions, including works council and employee consultation. The Company intends to apply net proceeds of the sale toward capital investments and debt retirement.

In fiscal 2010, which ended September 30, 2010, the Global Professional business had sales of $242 million, which accounted for 8 percent of the Company’s total sales. The purchase price is based on pro forma fiscal 2010 EBITDA of $31.4 million, a non-GAAP measure that includes certain adjustments to better reflect the economic earnings of the business on a stand-alone basis.

For fiscal 2011, ScottsMiracle-Gro anticipates the proposed transaction will be dilutive to its earnings per share in the range of 10 to 15 cents. The estimated 2011 diluted earnings per share impact excludes an anticipated net after-tax gain on the sale and direct costs associated with the transaction. ScottsMiracle-Gro estimates income taxes to be paid on the transaction will be in the range of $30 million to $40 million.

“We are pleased to find a buyer that values Global Professional’s market leadership position, talented people, respected brands and positive customer relationships,” Mr. Hagedorn, added. “ICL has extensive experience in global markets, is a leader in the global fertilizer industry and is committed to achieving business success. These attributes give us confidence that Global Professional will be a good fit with ICL.”

Mr. Akiva Mozes, ICL’s president and CEO, commented, “We are very excited about the potential of combining our two companies’ specialty fertilizers and horticultural/turf inputs businesses, thereby forming a strong basis for the strategic expansion that we have planned for this area. By combining Global Professional’s branded products, experienced global sales and marketing organization and significant R&D capabilities with our own leading products and superior access to raw materials, we believe that we will be able to create a specialty fertilizers and horticultural/turf inputs powerhouse positioned for accelerated growth in a growing marketplace.”

Both companies said they will have teams in place to ensure a smooth transition for associates, customers and suppliers. “We believe this proposed transaction will be positive for all of Global Professional’s stakeholders, and we are dedicated to supporting the seamless transfer of the business to ICL,” Mr. Hagedorn added.

J.P. Morgan Securities Inc. acted as ScottsMiracle-Gro’s exclusive financial advisor on this transaction.

About ScottsMiracle-Gro
With $3.14 billion in worldwide sales and approximately 8,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro®, Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. The Global Professional business has approximately 350 associates and brands such as Osmocote®, Peters®, Sierraform GT®, Sierrablen Plus®, Agroblen® and Agriform®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Investors / Financial Press
Jim King
Senior Vice President, Investor Relations and Corporate Affairs
The Scotts Miracle-Gro Company
(937) 578-5622

General Media
Lance Latham
Director, Public Affairs
The Scotts Miracle-Gro Company
(937) 644-7313

About ICL
ICL is one of the world’s leading fertilizer and specialty chemicals companies, making products that increase global food and water supplies and improve industrial materials and processes. The 6th largest potash producer in the world, ICL is a leading supplier of fertilizers in Europe and a major player in specialty fertilizer market segments worldwide. ICL also produces a third of the world’s bromine, is one of the world’s leading providers of pure phosphoric acid and is the industry’s most vertically integrated provider of specialty phosphates. The Company’s manufacturing plants are located in Europe, the US, South America, China and Israel, and its marketing and logistics networks cover the globe. ICL employs approximately 10,000 people, and its 2009 revenues were approximately $4.5 billion. ICL’s shares are traded on the TASE Exchange under the symbol ICL.

Investors/Media
Fleisher Communications and Public Relations
Amiram Fleisher
+972-3-624-1241
amiram@fleisher-pr.com